FB Financial Corporation Reports Second Quarter 2026 Financial Results
Reports Q2 Diluted EPS of $1.13, Adjusted Diluted EPS* of $1.14
Annualized Q2 Loan HFI and Deposit Growth of 11.6% and 7.70%, respectively
Repurchased 3.01% of Common Shares Outstanding in Q2
NASHVILLE, TENNESSEE—July 13, 2026—FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $58.6 million, or $1.13 per diluted common share, for the second quarter of 2026, compared to $1.10 in the previous quarter and $0.06 in the second quarter of last year. Adjusted net income* was $58.9 million, or $1.14 per diluted common share, compared to $1.12 in the previous quarter and $0.88 in the second quarter of last year. The Company reported adjusted pre-tax pre-provision net revenue* of $83.6 million for the second quarter of 2026, reflecting increases of 6.94% and 42.6% from $78.2 million and $58.6 million in the previous quarter and second quarter of last year, respectively.
The Company ended the second quarter of 2026 with loans held for investment (“HFI”) of $12.87 billion compared to $12.50 billion at the end of the previous quarter, an 11.6% annualized increase, and $9.87 billion at the end of the second quarter of last year, a 30.3% increase. Deposits were $14.35 billion as of June 30, 2026, compared to $14.08 billion as of March 31, 2026, a 7.70% annualized increase, and $11.40 billion as of June 30, 2025, a 25.8% increase. Net interest margin (“NIM”) was 3.95% for the second quarter of 2026, compared to 3.94% in the prior quarter and 3.68% in the second quarter of 2025. The Company ended the quarter with book value per common share of $38.75 and tangible book value per common share* of $31.19.
President and Chief Executive Officer, Christopher T. Holmes stated, “The quarter’s results showed strong organic growth, highlighted by double-digit loan growth, solid core earnings and stability in our net interest margin. Our results reflect the strength of our franchise and our focus on generating consistent, long-term value for shareholders. The repurchase of 3.01% of our outstanding shares during the quarter reflects our confidence in the long-term value of the franchise and our disciplined approach to capital deployment. As we look to the second half of the year, we are well positioned to continue creating value for our customers and shareholders.”

				Annualized
(dollars in thousands, except per share data)	Jun 2026	Mar 2026	Jun 2025	Jun 26 / Mar 26 % Change	Jun 26 / Jun 25 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,527,093	$1,498,547	$1,337,565	7.64%	14.2%
Loans held for sale	198,089	231,359	144,212	(57.7)%	37.4%
Loans HFI	12,865,510	12,503,815	9,874,282	11.6%	30.3%
Allowance for credit losses on loans HFI	(194,010)	(186,324)	(148,948)	16.5%	30.3%
Total assets	16,796,101	16,468,439	13,354,238	7.98%	25.8%
Interest-bearing deposits (non-brokered)	10,886,056	10,838,139	8,692,848	1.77%	25.2%
Brokered deposits	685,902	574,216	518,719	78.0%	32.2%
Noninterest-bearing deposits	2,775,208	2,664,480	2,191,903	16.7%	26.6%
Total deposits	14,347,166	14,076,835	11,403,470	7.70%	25.8%
Borrowings	314,513	213,188	164,485	190.6%	91.2%
Allowance for credit losses on unfunded commitments	15,859	15,398	12,932	12.0%	22.6%
Total common shareholders’ equity	1,936,531	1,973,873	1,611,130	(7.59)%	20.2%
Book value per common share	$38.75	$38.39	$35.17	3.76%	10.2%
Tangible book value per common share*	$31.19	$31.00	$29.78	2.46%	4.73%
Total common shareholders’ equity to total assets	11.5%	12.0%	12.1%
Tangible common equity to tangible assets*	9.49%	9.91%	10.4%
*This represents a non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on July 13, 2026 and is also available at https://investors.firstbankonline.com.

-MORE-

FB Financial Corporation
Second Quarter 2026 Results

	Three Months Ended
(dollars in thousands, except per share data)	Jun 2026	Mar 2026	Jun 2025
Statement of Income Highlights
Net interest income	$148,972	$145,965	$111,415
NIM (tax-equivalent basis)	3.95%	3.94%	3.68%
Noninterest income (loss)	$25,780	$26,375	$(34,552)
Gain (loss) from securities, net	$—	$1	$(60,549)
(Loss) gain on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$(377)	$(320)	$236
Cash life insurance benefit	$—	$763	$—
Total revenue	$174,752	$172,340	$76,863
Noninterest expense	$91,480	$95,164	$81,261
(Gain) loss on lease terminations and other branch closure costs	$(42)	$5	$—
Merger and integration costs	$—	$1,447	$2,734
Efficiency ratio	52.3%	55.2%	105.7%
Adjusted efficiency ratio*	52.0%	54.3%	56.9%
Pre-tax pre-provision net revenue	$83,272	$77,176	$(4,398)
Adjusted pre-tax pre-provision net revenue*	$83,607	$78,184	$58,649
Provisions for credit losses	$10,116	$3,024	$5,337
Net charge-offs ratio	0.06%	0.11%	0.02%
Net income applicable to FB Financial Corporation	$58,649	$57,526	$2,909
Diluted earnings per common share	$1.13	$1.10	$0.06
Effective tax rate	19.8%	22.4%	130.0%
Adjusted net income*	$58,905	$58,271	$40,821
Adjusted diluted earnings per common share*	$1.14	$1.12	$0.88
Weighted average number of shares outstanding - fully diluted	51,693,688	52,203,469	46,179,090
Returns on average:
Return on average total assets (“ROAA”)	1.44%	1.43%	0.09%
Adjusted*	1.45%	1.45%	1.26%
Return on average shareholders’ equity	11.8%	11.9%	0.74%
Return on average tangible common equity (“ROATCE”)*	14.6%	14.7%	0.87%
Adjusted*	15.0%	15.3%	12.4%
*This represents a non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on July 13, 2026 and is also available at https://investors.firstbankonline.com.

Balance Sheet and Net Interest Margin
The Company reported loans HFI of $12.87 billion at the end of the second quarter of 2026, compared to $12.50 billion at the end of the prior quarter. The contractual yield on loans HFI remained stable at 6.22% for both the second quarter of 2026 and the previous quarter. Net growth in loans was driven by increases in commercial real estate loans of $195.1 million, residential real estate loans of $146.5 million, commercial and industrial loans of $20.6 million and consumer and other loans of $18.6 million, offset by a decline of $19.1 million in construction loans.
The Company reported total deposits of $14.35 billion at the end of the second quarter compared to $14.08 billion at the end of the first quarter. The cost of interest-bearing deposits increased to 2.81% from 2.80% in the previous quarter. Total cost of deposits decreased to 2.26% during the second quarter compared to 2.27% in the first quarter of 2026. Lower costs were driven primarily by deposit mix, reflecting growth of noninterest-bearing deposits and stability in our indexed deposit products. Noninterest-bearing deposits were $2.78 billion at the end of the quarter compared to $2.66 billion at the end of the first quarter of 2026, an annualized increase of 16.7%.
The Company reported net interest income on a tax-equivalent basis of $149.8 million for the second quarter of 2026, an increase from $146.8 million in the prior quarter. NIM increased to 3.95% for the second quarter from 3.94% in the prior quarter, while net accretion from purchase accounting adjustments contributed 13 basis points to margin during the second quarter.
Holmes continued, “We were pleased with our balance sheet performance during the second quarter, which drove an increase in net interest income and meaningful growth in pre-tax pre-provision earnings. We enter the second half of the year with strong momentum and a balance sheet well positioned to support continued growth and profitability.”
Noninterest Income
Adjusted noninterest income* was $26.2 million for the second quarter of 2026, compared to $25.9 million and $25.8 million for the prior quarter and second quarter of 2025, respectively.
-MORE-

FB Financial Corporation
Second Quarter 2026 Results

Mortgage banking income was $11.2 million in the second quarter of 2026, compared to $12.3 million in the prior quarter and $13.0 million in the second quarter of 2025.
Noninterest Expense
Adjusted noninterest expense* during the second quarter of 2026 was $91.5 million compared to $93.7 million for the prior quarter and $78.5 million for the second quarter of 2025. During the second quarter of 2026, the Company’s adjusted efficiency ratio*1was 52.0%, compared to 54.3% in the previous quarter and 56.9% in the second quarter of 2025.
Chief Financial Officer Michael Mettee commented, “The second quarter delivered meaningful growth in pre-tax pre-provision earnings, supported by strong loan production, stable margin performance, and disciplined expense management. We generated positive operating leverage, improved our efficiency ratio, and further demonstrated the earnings power of our franchise. We managed expenses well in a competitive personnel environment and remain focused on executing consistently and delivering sustained earnings growth.”
Credit Quality
In the second quarter, the Company recorded provision expense of $9.7 million related to loans HFI and $0.5 million associated with unfunded loan commitments. At the end of the second quarter of 2026, the Company had an allowance for credit losses on loans HFI of $194.0 million, representing 1.51% of loans HFI compared to $186.3 million, or 1.49% of loans HFI, at the end of the prior quarter.
The Company had net charge-offs of $2.0 million in the second quarter of 2026, representing annualized net charge-offs of 0.06% of average loans HFI, compared to 0.11% in the prior quarter and 0.02% in the second quarter of 2025.
The Company’s nonperforming loans HFI as a percentage of total loans HFI increased to 1.17% as of the end of the second quarter of 2026, compared to 0.96% in the prior quarter and 0.97% in the second quarter of 2025. The increase was primarily concentrated in three lending relationships that migrated to nonperforming status during the quarter. Two of these relationships are reflected within the Company’s individually evaluated reserves, while the third is well-collateralized and continues to be actively managed. Nonperforming assets as a percentage of total assets were higher at 1.14% as of the end of the second quarter of 2026, compared to 0.98% at the end of the prior quarter and 0.92% as of the end of the second quarter of 2025, reflecting the impact of these same relationships.
Holmes commented, “Credit losses remained low during the second quarter consistent with recent quarters. The allowance for credit losses increased primarily related to the strong loan growth and reserves on two individually assessed loans. Maintaining discipline in our underwriting and risk management practices continues to produce a stable and high performing credit portfolio.”
Capital
The Company maintained its strong capital position in the second quarter, resulting in a preliminary total risk-based capital ratio of 12.9%, preliminary common equity tier 1 ratio of 11.0% and tangible common equity to tangible assets ratio* of 9.49%. The Company repurchased 1,546,707 shares during the quarter.
Holmes continued, “Our capital position remains a significant strength for FirstBank. During the quarter, we returned capital to shareholders through share repurchases while continuing to support strong organic growth. Our balanced approach to capital deployment provides the flexibility to invest in future growth opportunities while continuing to create long-term value for shareholders.”
Summary
Holmes finalized, “The second quarter reflected the strength of our franchise and the consistency of our execution. We generated solid loan growth, continued improving our funding profile, enhanced efficiency, maintained stable credit performance, and produced balanced, high-quality earnings. We remain well-positioned for the opportunities ahead and are focused on investing in our people, supporting our clients, and executing on our strategic priorities.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on July 14, 2026, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 6281660) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through July 21, 2026, by dialing 1-855-669-9658 and entering confirmation code 3893345.
*This represents a non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on July 13, 2026 and is also available at https://investors.firstbankonline.com.

-MORE-

FB Financial Corporation
Second Quarter 2026 Results

A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=8Q57Atkm. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, in Tennessee, Kentucky, Alabama, and Georgia. FB Financial Corporation has approximately $16.8 billion in total assets and operates 90 full-service bank branches across its footprint.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-435-0952
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Second Quarter 2026 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Second Quarter 2026 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on July 13, 2026.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from acquisitions, including risks that cost savings and other synergies from completed or future acquisitions may not be realized (or may be less than or delayed from expectations), challenges in integrating acquired businesses, disruptions to customer, employee, or other relationships, diversion of management attention, and the ability to effectively manage larger or more complex operations post-transaction, (7) the Company’s ability to manage any unexpected outflows of uninsured deposits and to avoid selling investment securities or other assets at an unfavorable time or at a loss, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, and changes in accounting standards, (10) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (11) the Company’s dependence on information technology systems of third-party service providers and the risk of systems failures, interruptions, or breaches of
-MORE-

FB Financial Corporation
Second Quarter 2026 Results

security, (12) the impact, extent and timing of technological changes, including the adoption and use of artificial intelligence and other emerging technologies, (13) concentrations of credit or deposit exposure, (14) the impact of natural disasters, pandemics, acts or escalation of war or acts of terrorism, or other catastrophic events, (15) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, (16) the Company’s ability to attract, and retain key employees in a competitive labor market, (17) the Company’s ability to access capital and liquidity on terms acceptable to us, and/or (18) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated and segment adjusted revenue, consolidated and segment adjusted noninterest expense and adjusted noninterest income, consolidated and segment adjusted efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be adjusted in nature. The Company refers to these non-GAAP measures as adjusted measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of the Company’s operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-adjusted gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is included in the Company’s Second Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on July 13, 2026 and is also available at https://investors.firstbankonline.com.
-MORE-

FB Financial Corporation
Second Quarter 2026 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except per share data)

	As of or for the Three Months Ended
	Jun 2026	Mar 2026	Jun 2025
Selected Balance Sheet Data
Cash and cash equivalents	$1,112,357	$1,157,763	$1,165,729
Investment securities, at fair value	1,527,093	1,498,547	1,337,565
Loans held for sale	198,089	231,359	144,212
Loans HFI	12,865,510	12,503,815	9,874,282
Allowance for credit losses on loans HFI	(194,010)	(186,324)	(148,948)
Total assets	16,796,101	16,468,439	13,354,238
Interest-bearing deposits (non-brokered)	10,886,056	10,838,139	8,692,848
Brokered deposits	685,902	574,216	518,719
Noninterest-bearing deposits	2,775,208	2,664,480	2,191,903
Total deposits	14,347,166	14,076,835	11,403,470
Borrowings	314,513	213,188	164,485
Allowance for credit losses on unfunded commitments	15,859	15,398	12,932
Total common shareholders’ equity	1,936,531	1,973,873	1,611,130
Selected Statement of Income Data
Total interest income	$229,438	$225,350	$182,084
Total interest expense	80,466	79,385	70,669
Net interest income	148,972	145,965	111,415
Total noninterest income (loss)	25,780	26,375	(34,552)
Total noninterest expense	91,480	95,164	81,261
Earnings (losses) before income taxes and provisions for credit losses	83,272	77,176	(4,398)
Provisions for credit losses	10,116	3,024	5,337
Income tax expense (benefit)	14,499	16,626	(12,652)
Net income applicable to noncontrolling interest	8	—	8
Net income applicable to FB Financial Corporation	$58,649	$57,526	$2,909
Net interest income (tax-equivalent basis)	$149,788	$146,774	$112,236
Adjusted net income*	$58,905	$58,271	$40,821
Adjusted pre-tax, pre-provision net revenue*	$83,607	$78,184	$58,649
Per Common Share
Diluted net income	$1.13	$1.10	$0.06
Adjusted diluted net income*	1.14	1.12	0.88
Book value	38.75	38.39	35.17
Tangible book value*	31.19	31.00	29.78
Weighted average number of shares outstanding - fully diluted	51,693,688	52,203,469	46,179,090
Period-end number of shares	49,976,755	51,418,024	45,807,689
Selected Ratios
Return on average:
Assets	1.44%	1.43%	0.09%
Shareholders’ equity	11.8%	11.9%	0.74%
Tangible common equity*	14.6%	14.7%	0.87%
Efficiency ratio	52.3%	55.2%	105.7%
Adjusted efficiency ratio (tax-equivalent basis)*	52.0%	54.3%	56.9%
Loans HFI to deposit ratio	89.7%	88.8%	86.6%
Noninterest-bearing deposits to total deposits	19.3%	18.9%	19.2%
Net interest margin (tax-equivalent basis)	3.95%	3.94%	3.68%
Yield on interest-earning assets	6.07%	6.07%	5.99%
Cost of interest-bearing liabilities	2.84%	2.83%	3.13%
Cost of total deposits	2.26%	2.27%	2.48%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.51%	1.49%	1.51%
Annualized net charge-offs as a percentage of average loans HFI	0.06%	0.11%	0.02%
Nonperforming loans HFI as a percentage of loans HFI	1.17%	0.96%	0.97%
Nonperforming assets as a percentage of total assets	1.14%	0.98%	0.92%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	11.5%	12.0%	12.1%
Tangible common equity to tangible assets*	9.49%	9.91%	10.4%
Tier 1 leverage	10.1%	10.4%	11.3%
Tier 1 risk-based capital	11.0%	11.5%	12.6%
Total risk-based capital	12.9%	13.4%	14.7%
Common equity Tier 1	11.0%	11.5%	12.3%
*This represents a non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2026 Financial Supplement as Exhibit 99.2 to the Company’s Current Report on Form 8-K furnished to the SEC on July 13, 2026 and is also available at https://investors.firstbankonline.com.
-END-